Exhibit 3.1

Certificate of Designation of Series E Senior Convertible Voting Non-Redeemable Preferred Stock, as filed with the Secretary of State of Nevada on December 7, 2016.

Series E Senior Convertible Voting Non-Redeemable Preferred Stock

(a)	Designation.

(i)	The designation of the series of Serial Preferred Stock created hereby shall be “Series E Senior Convertible Voting Non-Redeemable Preferred Stock” (the “Series E Preferred Stock”) and the number of shares constituting the class of Series E Preferred Stock is 1,000,000.

(ii)	All shares of Series E Preferred Stock shall be identical with each other in all respects. All shares of Series E Preferred Stock shall rank, as to the payment of dividends and/or of distributions of assets upon any dissolution, liquidation or winding up of the Corporation, (A) senior to the common stock, par value $.001 per share (the “Common Stock”), of the Corporation and any other series or class of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks junior to the Series E Preferred Stock, (B) on parity with any other class or series of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks on parity with the Series E Preferred Stock and (C) junior to any other class or series of Serial Preferred Stock or other equity securities of the Corporation which, by the terms or designation of such series or class of Serial Preferred Stock or other equity securities of the Corporation, ranks senior to the Series E Preferred Stock.

(b)	Dividends. Each holder of any shares of Series E Preferred Stock (each, a “Series E Holder”) shall not be entitled to receive any dividends.

(c)	Liquidation, Dissolution or Winding Up.

(i)	(A) Subject to the provision for adjustment as set forth in subparagraph (c)(ii), upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Series E Holder shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders after satisfying claims of creditors, but before distributions of assets shall be made on the Common Stock or any other class or series of stock ranking junior to the shares of Series E Preferred Stock upon liquidation, dissolution or winding up of the Corporation, an amount equal to $1.00 per share of Series E Preferred Stock (the “Per Share Liquidation Preference”) owned of record by such Series E Holder, plus an amount equal to all accrued but unpaid dividends, whether or not declared, on such shares to the date of final distribution.

(B) In addition to the rights of the Series E Holders to receive the distributions provided in clause (c)(i)(A), in the event that any assets of the Corporation remain available for distribution to the holders of Common Stock after satisfying the Corporation’s obligations to all holders of equity securities of the Corporation having preference over the holders of Common Stock as to the distribution of assets upon any dissolution, liquidation or winding up of the Corporation, following the final distribution to all of the Series E Holders of the amounts payable pursuant to clause (c)(i)(A), each Series E Holder shall be entitled to receive, pari passu with the holders of Common Stock, an amount equal to (x) the sum such Series E Holder would have received had the Series E Holder converted, in accordance with paragraph (h) and immediately following the distribution made in accordance with clause (c)(i)(A), all of the Series E Preferred Stock owned by the Series E Holder for which the Series E Holder received the Per Share Liquidation Preference in accordance with the provisions of subparagraph (c)(i)(A) and, as holder of the Conversion Shares (as such capitalized term is defined in subparagraph (h)(i)) issuable upon such conversion, shared pro rata with the holders of the Common Stock in the distribution of the remaining assets of the Corporation minus (y) the Per Share Liquidation Preference amount actually received by the Series E Holder in accordance with clause (c)(i)(A).

(ii)	In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise, including the payment of a dividend on Common Stock in the form of shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the Per Share Liquidation Preference shall be adjusted by multiplying the Per Share Liquidation Preference then in effect by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after the effectiveness of such dividend payment, subdivision, combination or consolidation and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to the effectiveness of such dividend payment, subdivision, combination or consolidation.

(iii)	Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph (c).

(iv)	If the assets of the Corporation available for distribution to the Series E Holders upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which the Series E Holders are entitled pursuant to clause (c)(i)(A), and to which Series E Holders of any other class or series of stock of the Corporation ranking on a parity with the Series E Preferred Stock as to distribution upon dissolution, liquidation or winding up of the Corporation (collectively, the “Parity Stockholders”) are entitled pursuant to the Articles of Incorporation of the Corporation, as may be amended from time to time (including any Certificate of Designations), then such assets shall be distributed among the Series E Holders and the Parity Stockholders ratably in proportion to the full amounts otherwise due the Series E Holders and Parity Stockholders.

(d)	Voting Rights. The Series E Holders shall have the following voting rights:

(i)	All of the shares of Series E Preferred Stock outstanding at any time shall, collectively, be entitled to cast a number of votes on each and every matter submitted to a vote of the stockholders of the Corporation equal to 102% of the total number of votes entitled to be cast by all of the other shares of stock and pursuant to any other agreement of the Corporation on such matter (the “Total Votes”) with the Total Votes to be apportioned pro rata between the shares of Series E Preferred Stock then outstanding.

(ii)	Except as otherwise provided in this designation of the rights, powers, preferences, limitations and restrictions of Series E Preferred Stock, in any other amendment to the Articles of Incorporation or in any other certificate of designations of the Corporation creating a series or class of Serial Preferred Stock or any similar securities of the Company, or by law, the Series E Holders and holders of shares of Common Stock, together with holders of other securities of the Corporation having general voting rights, if any, shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(e)	Reacquired Shares. Shares of the Series E Preferred Stock that have been redeemed, converted, purchased or otherwise acquired by the Corporation shall not be reissued as Series E Preferred Stock and, when retired as provided by applicable Nevada corporate law, shall have the status of authorized but unissued shares of Serial Preferred Stock, without designation as to series or class until such shares are once more designated as part of a particular series or class of Serial Preferred Stock by the Board of Directors of the Corporation.

(f)	No Right of Redemption. The shares of Series E Preferred Stock shall not be subject to a right of redemption by the Corporation.

(g)	Amendment. The Articles of Incorporation of the Corporation (including by means of the filing of a certificate of designation with respect to another series or class of Serial Preferred Stock) shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series E Preferred Stock so as to affect them adversely without the affirmative vote of the Series E Holders owning of record at least a majority of the outstanding shares of Series E Preferred Stock, voting together as a single class with, solely for purposes of this paragraph (g), each share of Series E Preferred Stock having one vote. Notwithstanding anything to the contrary contained in this paragraph (g), the Board of Directors of the Corporation shall have the power and authority to create one or more series or class of Serial Preferred Stock ranking senior to the Series E Preferred Stock as to distributions upon dissolution, liquidation or winding up of the Corporation.